Exhibit 10.7

NOK 1,005,000,000

FACILITY AGREEMENT

DEEP OCEAN ASA
as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 3
as Original Lenders

and

SPAREBANK 1 SR-BANK
as Agent

dated 5 June 2007

SCHEDULES

1.	Utilisation Request
2	Interest Period Notice
3.	Lenders and Commitments
4.	Condition Precedent Documents
5.	Compliance Certificates
6.	Transfer Certificate
7.	Calculation of Effective Interest

THIS FACILITY AGREEMENT dated 5 June 2007 is made between;
1.	DEEP OCEAN ASA, registration no. 980 722 805, of Stoltenberggata 1, NO-5527 Haugesund, Norway as Borrower;

2.	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 3 as Original Lenders;

3.	SPAREBANK 1 SR-BANK, registration no. 937 895 321, acting through its offices at Sørhauggaten 150, P. O. Box 453, NO-5501 Haugesund, Norway as Agent.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1. PURPOSE
1.1 Purpose
This Agreement sets out the terms and conditions upon and subject to which the Lenders have agreed according to their several obligations to make available to the Borrower (i) a multicurrency cash pool system with a credit allowance of up to NOK 200,000,000, or the equivalent thereof in Optional Currencies, (ii) a multicurrency credit facility in the amount of up to NOK 230,000,000, or the equivalent thereof in Optional Currencies, (iii) a guarantee facility in the amount of up to NOK 270,000,000, or the equivalent thereof in Optional Currencies and (iv) term loans in the amount of NOK 155,000,000 and NOK 150,000,000 respectively, or the equivalent thereof in Optional Currencies, for general corporate purposes of the Group.
2. DEFINITIONS
2.1 Definitions
In this Agreement, the following words and expressions shall have the meaning set opposite them below:

“Acceptance Date”	means 21 June 2007, being the date of acceptance of the Offer Letter.

“Accounting Principles”	means Norwegian GAAP, IFRS and all other International Accounting Standards and Interpretations issued by International Accounting Standards Board (or any predecessor or successor thereto) in force from time to time.

“Additional Term Loan”	means a multicurrency term loan in the amount of NOK 150,000,000, or the equivalent thereof in Optional Currencies, advanced to the Borrower for the purpose of part financing the acquisition of CTC Marine Projects.

“Agent”	means Sparebank 1 SR-Bank, registration no. 937 895 321, acting through its offices at Sørhauggaten 150, P. O. Box 453, NO-5501 Haugesund, Norway as agent on behalf of the Lenders, and any successor of it appointed pursuant to clause 18.

“Agreement”	means this facility agreement, as amended at any time.

“Availability Period”	means the period commencing on the date hereof and expiring on the respective Maturity Dates of the Facilities.

“Banking Day”	means a day (i) upon which banks and financial institutions are open for transactions contemplated by this Agreement and additionally in relation to payments hereunder the place for provision of funds or due payment and (ii) upon which the Trans-European Automated Real-Time Gross Settlement

Express Transfer System (TARGET) or any successor thereto is operating credits or transfer instructions in respect of payments in EUR.

“Book Assets”	means on consolidated basis the Borrower’s book value of all assets, as determined by the Accounting Principles.

“Book Equity”	means on consolidated basis the Borrower’s book value of equity, as determined by the Accounting Principles.

“Book Equity Ratio”	means Book Equity divided by Book Assets.

“Borrower”	means Deep Ocean ASA, registration no. 980 722 805, of Stoltenberggata 1, NO-5527 Haugesund, Norway.

“Charges over Inventory”	means:

(i)      in respect of the Borrower, a first priority charge over its inventory dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent and registered with the Registry of Moveable Property (Løsøreregisteret); and

(ii)     in respect of any other Group Company, a first priority charge over its inventory, entered or to be entered into between such Group Company and the Agent in agreed form, registered or to be registered with the Registry of Moveable Property (Løsøreregisteret); and “Charge over Inventory” means any of them.

“Charges over Machinery and Plant”	means:

(i)      in respect of the Borrower, a first priority charge over its machinery and plant dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent and registered with the Registry of Moveable Property (Løsøreregisteret);

(ii)      in respect of DO Bergen, a first priority charge over its machinery and plant dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between DO Bergen and the Agent and registered with the Registry of Moveable Property (Løsøreregisteret); and

(iii)     in respect of any other Group Company, a first priority charge over its machinery and plant, entered or to be entered into between such Group Company and the Agent in agreed form, registered or to be registered with the Registry of Moveable Property (Løsøreregisteret)

and “Charge over Machinery and Plant” means any of them.

“Classification Society”	means Det norske Veritas or such other classification society acceptable to the Lenders.

“Commitment”	means the sum of NOK 1,005,000,000, and in relation to each Lender the amount of the Commitment which each Lender agrees to advance to the Borrower as its several liability as set opposite its name in Schedule 3.

“Compliance Certificate”	means a document, substantially in the form of Schedule 5 hereto, to be issued by the Borrower demonstrating compliance with the financial covenants as described in clause 15.1.14.

“Cash Pool Credit”	means a multicurrency cash pool credit in the amount of NOK 200,000,000 made available to the Borrower through the Cash Pool System.

“Cash Pool System”	means a multicurrency cash pool system in the name of the Borrower with the Agent, established through the Cash Pool System Agreement.

“Cash Pool System Agreement”	means a multicurrency cash pool system agreement dated on or about the date hereof, entered into between (i) the Borrower as borrower, (ii) the Group Companies (less the Borrower) as co-borrowers and (iii) the Agent as bank, pursuant to which the cash pool system is established with the Agent and the Cash Pool Credit is made available to the Borrower.

“Credit Facility”	means a reducing multicurrency credit facility in the amount of up to NOK 230,000,000, or the equivalent thereof in Optional Currencies.

“CTC Marine Projects”	means CTC Marine Projects Ltd., company no. 02835294, of Coniscliffe House, Coniscliffe Road, Darlington, County Durham DL3 7EE, UK.

“Currencies”	means NOK and the Optional Currencies, and “Currency” means any of them.

“Current Assets”	means on consolidated basis the Borrower’s current assets, as determined by the Accounting Principles.

“Current Liabilities”	means on consolidated basis the Borrower’s current liabilities, as determined by the Accounting Principles, excluding the next 12 months instalments on any long-term loans.

“Declarations of Pledge”	means in respect of DO Bergen, a declaration of pledge dated on or about the date hereof in respect of the Charge over Machinery and Plant executed by DO Bergen.

“Deep Endeavour”	means M/V “Deep Endeavour”, IMO no. [ ], registered in the name of the Borrower in the Ship Registry.

“Deep Ocean de Mexico”	means Deep Ocean de Mexico S.A., of [ ].

“DeepOcean Management”	means DeepOcean Management AS, registration no. 987 538 880, of Stoltenberggata 1, NO-5527 Haugesund, Norway.

“Deep Ocean Shipping”	means Deep Ocean Shipping AS, registration no. 979 456 107, of Stoltenberggata 1, NO-5527 Haugesund, Norway.

“Disposal”	means a sale, lease, license, transfer, loan or other disposal by a person of any material asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds”	means the consideration receivable by any Group Company (including any amount receivable in repayment of inter-company debt) for any Disposal made by any Group Company after deducting: (i) any reasonable expenses which are incurred by any Group Company with respect to that Disposal to persons who are not Group Companies; and

(ii)     any Taxes incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“DO Bergen”	means DO Bergen AS, registration no. 948 230 798, of Stoltenberggata 1, NO-5527 Haugesund, Norway.

“Drawing”	means a part (or, if requested and available, all) of a Facility advanced by the Lenders to the Borrower in accordance with clause 5.

“Earnings”	means all moneys whatsoever from time to time due or payable to the Borrower arising out of any use or operation of the Vessels including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Borrower in the event of requisition of the Vessels for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of a charterparty or other contract for the employment of the Vessels.

“EBITDA”	means on consolidated basis the Borrower’s earnings before interest, taxes, depreciation, amortisation and any gain or loss from sale of assets or other extraordinary gains or losses.

“Equivalent Amount”	means at any date specified herein the equivalent amount in the relevant Optional Currency or Optional Currencies of an amount in NOK or vice versa as converted at the Exchange Rate.

“Exchange Rate”	means the exchange rate between NOK and the relevant Optional Currency to be ruling in the relevant foreign exchange market at or about 11 a.m. (London time) on a particular day.

“Excluded Insurance Proceeds”	means any proceeds of an insurance claim which the Borrower notifies the Agent are, or are to be, applied:

(i) to meet a third party claim;

(ii) to cover operating losses in respect of which the relevant insurance claim was made; or

(iii) to the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 90 days, or such longer period as the Majority Lenders may agree) after receipt.

“Expiry Date”	means, in relation to a Guarantee, the last day of its Term.

“EUR”	means the legal currency of the countries which are members of the European Monetary Union (EMU).

“EURIBOR”	means Euro Interbank Offered Rate, the rate at which EUR interbank term deposits within the Euro zone are offered by one prime bank to another prime bank at 11 a.m. central European time, presently quoted on Telerate Reuters Screen Page “EURIBOR 01” (or such other Screen Page or service as may replace Reuters Screen Page “EURIBOR 01”), on the Quotation Date in respect of each Interest Period or if no such rate is available, the arithmetic mean of the rate per annum at which the Agent is able to acquire EUR in the Euro interbank market.

“Event of Default”	means any of the events or circumstances described in clause 16.

“Facilities”	means each of:

(i) the Cash Pool Credit;

(ii) the Credit Facility;

(iii) the Guarantee Facility;

(iv) the Term Loan; and

(v) the Additional Term Loan; and “Facility” means any of them.

“Factoring Agreements”	means:

(i)      in respect of the Borrower, a first priority factoring agreement dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent and registered with the Registry of Moveable Property (Løsøreregisteret);

(ii)     in respect of DO Bergen, a first priority factoring agreement dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between DO Bergen and the Agent and registered with the Registry of Moveable Property (Løsøreregisteret); and

(iii)    in respect of any other Group Company, a first factoring agreement, entered or to be entered into between such Group Company and the Agent in agreed form, registered or to be registered with the Registry of Moveable Property (Løsøreregisteret) and “Factoring Agreement” means any of them.

“Finance Documents”	means this Agreement, the Guarantees, the Cash Pool System Agreement and the Security Documents.

“Financial Indebtedness”	means any obligation for payment or repayment of money including leasing obligations whether as principal or as surety and whether present or future, actual or contingent and financial obligations related to vessels chartered in by the Borrower.

“GBP”	means the lawful currency of the United Kingdom.

“Group”	means the Borrower and its subsidiaries.

“Group Companies”	means :

(i) CTC Marine Norway;

(ii) CTC Marine Projects;

(iii) Deep Ocean de Mexico;

(iv) Deep Ocean Management;

(v) Deep Ocean Shipping;

(vi) DO Bergen;

(vii) all other Subsidiaries of the Borrower or a Group Company.

“Guarantee”	means a bank guarantee in a form requested by the Borrower and reasonably acceptable to the Agent, issued by the Agent in favour of a beneficiary requested by the Borrower.

“Guarantee Commission”	means 0.15 per cent per annum.

“Guarantee Facility”	means a guarantee facility in the amount of up to NOK 270,000,000, or the equivalent thereof in Optional Currencies.

“Insurance Proceeds”	means the proceeds of any insurance claim received by any Group Company except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any Group Company to persons who are not Group Companies.

“Insurances”	means in relation to the Vessels, their Earnings or otherwise in relation to them all policies and contracts of insurances, including all entries in protection and indemnity or war risk associations, which are from time to time taken out or entered into, and (where the context permits) all benefits thereof, including all claims of money or of any nature and returns of premium.

“Interest Payment Date”	means the last Banking Day of each Interest Period.

“Interest Period”	means each period for the calculation of interest as described in clause 9.

“Interest Period Notice”	means a notice in form and substance of Schedule 2 hereto.

“Investment Plan”	means an investment plan presented by the Borrower to the Agent in May 2007.

“ISM Code”	means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code”	means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Lenders”	means:

(i) any Original Lender; and

(ii) any bank, financial institution, trust, fund or other entity, which has become a party hereto in accordance with Clause 18.1,

which, in each case, has not ceased to be a party hereto in accordance with the terms of this Agreement.

“Leverage Ratio”	means Net Interest Bearing Debt divided by EBITDA.

“LIBOR”	means for any Interest Period:

(iii)    the rate per annum equal to the offered quotation for deposits in GBP or USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the Reuters page LIBOR 01, published or reported by Reuters through its monitor service or any equivalent successor to such service at or about 11:00 hours a.m. (London time) on the applicable Quotation Date; or

(iv)    if no such rate is available, the rate per annum at which the Lenders are able to acquire the relevant currency for the relevant Interest Period in the London Interbank Euro-currency Market at about 11:00 hours a.m. (London time) on the applicable Quotation Date, as conclusively certified by the Agent to the Borrower.

“Majority Lenders”	means Lenders whose aggregate Commitments or participation in the Facilities (as the case may be depending on whether utilisation has taken place) exceed 66.67% of the total Commitment under this Agreement.

“Management Agreement”	means any management agreement entered or to be entered into between the Manager and the Borrower for the technical and commercial management of the Vessels.

“Margin”	means 0.75 per cent per annum.

“Market Value”	means the fair market value of a Vessel in NOK, determined annually, as the arithmetic average of independent valuations of the Vessel obtained from two independent and well reputed shipbrokers, appointed by the Agent at the Borrower’s cost. Such valuations to be made with or without physical inspection of the Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is where is” basis, free of any existing charter or other contract of employment and/or pool arrangements.

“Maximum Credit Facility Amount”	means the amount of the Commitment in respect of the Credit Facility, subject to any reductions effected in accordance with clause 10.1 and/or 11.2.

“Maturity Date”	means:

(i) in respect of the Cash Pool Credit, the date falling 3 years from the Acceptance Date;

(ii) in respect of the Credit Facility, the date falling 5 years from the Acceptance Date;

(iii) in respect of the Guarantee Facility, the date falling 5 years from the Acceptance Date;

(iv) in respect of the Term Loan, 1 January 2016;

(v) in respect of the Additional Term Loan, 18 January 2012.

“Mortgages”	means:

(i)      in respect of Deep Endeavour, a first priority mortgage dated on or about the date hereof in the amount of NOK 1,750,000,000, and deed of covenants collateral thereto, over Deep Endeavour by the Borrower in favour of the Agent and registered in the Ship Registry; and

(ii)     in respect of any other Vessels financed under a Facility, a first priority mortgage in the amount of NOK 1,750,000,000, and deed of covenants collateral thereto if relevant, over such Vessel executed or to be executed by the Borrower in favour of the Agent, in agreed form and registered in the Ship Registry on delivery of the Vessel;

and “Mortgage” means any of them.

“Net Interest Bearing Debt”	means on consolidated basis the Borrower’s aggregate amount of interest bearing debt, including financial lease obligations, less any unencumbered cash and bank deposits at the disposal of the Borrower.

“NIBOR”	means the rate offered for comparable deposits in NOK for a period equal to the Interest Period on the Quotation Date in respect of the relevant Interest Period, (i) appearing on the Reuters Screen Page NIBP (or such other Screen Page or service as may replace the Reuters Screen Page NIBP), or (ii) should it not be possible to determine NIBOR by such method, then NIBOR shall be the weighted arithmetic mean (rounded to four decimals) of the rate offered to each Lender for deposits in NOK in the interbank swap market.

“NOK”	means the lawful currency of Norway.

“Offer Letter”	means a firm offer letter in respect of the Facilities issued on the 21 June 2007 by the Agent and accepted by the Borrower on the same date.

“Optional Currencies”	means EUR, GBP and USD.

“Original Financial Statements”	means in relation to the Borrower its consolidated audited financial statements for the year ended 2006.

“Original Lenders”	means the banks and financial institutions listed in Schedule 3.

“Original NOK Amount”	means :

(i) NOK 200,000,000 in respect of the Cash Pool Credit or such amount specified in a Utilisation Request in respect of the relevant Drawings under the Cash Pool Credit;

(ii) NOK 230,000,000 in respect of the Credit Facility, or such amount specified in a Utilisation Request in respect of the relevant Drawings under the Credit Facility;

(iii) NOK 270,000,000 in respect of the Guarantee Facility or such amount specified in a Utilisation Request in respect of the relevant Guarantees under the Guarantee Facility;

(iv) NOK 155,000,000 in respect of the Term Loan; and

(v) NOK 150,000,000 in respect of the Additional Term Loan.

“Outstanding Indebtedness”	means the aggregate of all sums of money at any time and from time to time owing to the Lenders under or pursuant to the Finance Documents.

“Permitted Disposals”	means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (ii), is on arms’ length terms:

(i) of trading stock or cash made by any Group Company in the ordinary course of trading of the disposing entity;

(ii)     of any asset by a Group Company (the “Disposing Company”) to another Group Company (the “Acquiring Company”), but if the Disposing Company had created a Security Interest over the asset, the Acquiring Company must create an equivalent Security Interest over that asset;

(iii) of assets (other than shares and businesses) in exchange for other assets comparable or superior as to type, value or quality;

(iv) of obsolete or redundant vehicles, plant and equipment; and

(v) arising as a result of any Permitted Security Interest.

“Permitted Financial Indebtedness”	means Financial Indebtedness:

(i)     arising under this Agreement;

(ii)     arising under any contract of employment for a vessel chartered in with a duration of less than three (3) years, or under any performance guarantee issued by the Borrower as security for the obligations of any Group Company under any contract of employment for a vessel chartered in with a duration of less than three (3) years;

(iii) arising under any Swap Agreement on non-speculative basis;

(iv) arising under any agreement entered into by a Subsidiary of the Borrower provided that:

(a) no Event of Default or Potential Event of Default is continuing or would result from incurring such Financial Indebtedness; and

(b) the Agent is notified in writing of such Financial Indebtedness in advance;

(v) arising under any agreement entered into by the Borrower provided that:

 (a) such Financial Indebtedness is the result of liability arising under any parent guarantees provided by the Borrower on behalf of any Subsidiaries, provided that (i) the sole activity of such Subsidiary is to provide services within the Group’s core area of business as a subsea service provider and (ii) such Financial Indebtedness relates solely to such Subsidiary’s activity within the Group’s core area of business as a subsea service provider; or

 (b) the total amount of chartered vessels does not exceed 20 and any new charterparty liability does not increase the average duration and total economic charterparty liability by more than 5% compared to average duration and total economic charterparty liability as per 31 December 2008;

(c) no Event of Default or Potential Event of Default is continuing or would result from incurring such Financial Indebtedness; and

(d) the Agent is notified in writing of such Financial Indebtedness in advance.

“Permitted Security Interest”	means: (i) any Security Interest created pursuant to the Security Documents;

(ii) any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; and

(iii) any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission of any Group Company.

“Permitted Transaction”	means: (i) any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security Interest created, or other transaction arising under the Finance Documents;

(ii)     the solvent liquidation or reorganisation of any Group Company (other than an Obligor), so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to another Group Company;

(iii)    transactions (other than (i) any sale, licence, transfer or other disposal, and (ii) the granting or creation of any Security Interest or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms.

“Pledges of Shares”	means:

(i) a first priority pledge of the Borrower’s shares in CTC Marine Projects dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent;

(ii) a first priority pledge of the Borrower’s shares in Deep Ocean de Mexico dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent;

(iii) a first priority pledge of the Borrower’s shares in DeepOcean Management dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent;

(iv) a first priority pledge of the Borrower’s shares in Deep Ocean Shipping dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent;

(v) a first priority pledge of the Borrower’s shares in DO Bergen dated on or about the date hereof in the amount of NOK 1,750,000,000, entered into between the Borrower and the Agent; and

(vi) first priority pledges of the Borrower’s shares in any other Group Company, entered or to be entered into between the Borrower and the Agent in agreed form;

and “Pledge of Shares” means any of them.

“Potential Event of Default”	means any event which, with the giving of notice and/or the passage of time and/or the satisfaction of any materiality test, would constitute an Event of Default.

“Proportionate Share”	means at any time the portion which a Lender’s Commitment (whether advanced or not) bears to the aggregate Commitment of all the Lenders (whether advanced or not).

“Quotation Date”	means in relation to an Interest Period:

(i)   the day which is two Banking Days prior to the first day of such Interest Period, or, if different, the day on which quotations would ordinarily be given in the Norwegian, European or London interbank market (as relevant) for deposits in a Currency for delivery on the first day of that period, or

(ii)   if on that date the relevant banks and financial institutions are not open for international business, the next preceding day on which banks in the interbank market, or such other place for provision of funds hereunder, are open for international business.

“Renewal Request”	means a written notice delivered to the Agent in accordance with clause 6.5.5 (Renewal of a Guarantee).

“Repayment Date”	means a date on which a repayment instalment is required to be made pursuant to clause 10.

“Security Documents”	means the security documents set out in clause 13 and any other document that may have been or shall from time to time hereafter be executed as security for the Borrower’s obligations under or pursuant to this Agreement.

“Security Interest”	means any mortgage, pledge, lien, charge, assignment by way of security, finance lease, sale-and-repurchase or sale- and-leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security, except for liens arising solely by operation of law and/or in the ordinary course of business.

“Security Period”	means the period commencing on the date of this Agreement and ending on the day the Outstanding Indebtedness has been paid in full to the Lenders.

“Ship Registry”	means the Ship Registry of the Isle of Man, or such other ship registry as the Lenders may approve.

“Subsidiary”	means in relation to a company (the “Parent Company”) any company or corporation:

(i) of which more than one half of the issued share capital is beneficially owned, directly or indirectly, by the Parent Company; or

(ii) which is controlled, directly or indirectly, by the Parent Company; or

(iii)  which is a Subsidiary of another Subsidiary of the Parent Company, and for these purposes, a company or corporation shall be treated as being controlled by the Parent Company if the Parent Company is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swap Agreement”	means any master agreement, ISDA or otherwise, and any swap transaction made pursuant to such master agreement, entered or to be entered into between the Borrower and the Swap Bank.

“Swap Bank”	means the Agent in its capacity as swap arranger.

“Taxes”	means any taxes, levies, duties, charges, fees deductions and withholdings levied or imposed by any governmental or other taxing authority whatsoever.

“Term”	means each period determined under this Agreement for which the Agent is under a liability under a Guarantee.

“Term Loan”	means a multicurrency term loan in the amount of NOK 155,000,000, or the equivalent thereof in Optional Currencies, advanced to the Borrower for the purpose of part financing the Deep Endeavour.

“Total Loss”	means:

(i) an actual, constructive, compromised or agreed total loss of a Vessel; or

(ii) any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government of official authority, excluding a requisition for hire for a fixed period against payment of market hire, not exceeding one year without any right to extension; or

(iii) any condemnation of a Vessel by any tribunal or by any person or persons claiming to be a tribunal.

“Total Loss Date”	means:

(i) in the case of an actual loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(ii)  in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earliest of: (i) the date on which a notice of abandonment is given to the insurers and (ii) the date any compromise, arrangement or agreement is made with the Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; and

(iii) in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction Documents”	means the Investment Plan.

“USD”	means the lawful currency of the United States of America.

“Utilisation”	means a Drawing or a Guarantee.

“Utilisation Date”	means, in respect of any Utilisation, the date, being a Banking Day, specified in a Utilisation Request on which the Borrower has requested the relevant Drawing to be disbursed or the relevant Guarantee to be issued.

“Utilisation Request”	means a notice substantially in the relevant form set out in Schedule 1.

“Vessels”	means Deep Endeavour and any other vessels owned by the Borrower and financed, in full or in part, under the Facilities.

“Working Capital Ratio”	means Current Assets divided by Current Liabilities.
2.2 Clause headings
Clause headings and table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.
2.3 References
In this Agreement, unless the context otherwise requires:
(i)	references to clauses are to be construed as references to clauses of this Agreement;

(ii)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to (or to that specified provision of) this Agreement or that document as from time to time amended, varied or supplemented;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	references to a Borrower providing “cash cover” for a Guarantee or the Guarantee Facility means the Borrower paying an amount in the currency of the Guarantee to an interest-bearing account in the name of the Borrower and the following conditions being met:
(a)	the account is with the Agent (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(b)	until no amount is or may be outstanding under the Guarantee, withdrawals from the account may only be made to pay the Agent amounts due and payable to it under this Agreement in respect of the Guarantee; and

(c)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent or the Lender with which that account is held, creating a first ranking security interest over that account; and
(v)	references to a Borrower “repaying” or “prepaying” the Guarantee Facility means:
(a)	that Borrower providing cash cover for the Guarantee;

(b)	the maximum amount payable under the Guarantee being reduced or cancelled in accordance with its terms; or

(c)	the Agent being satisfied that it has no further liability under the Guarantee, and the amount by which the Guarantee is repaid or prepaid under paragraphs (vi) (a) and (vi) (b) above is the amount of the relevant cash cover or reduction.
3. REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Agent and the Lenders that:
3.1 Corporate Status
It is a limited liability company duly incorporated, validly existing and registered under the laws of Norway.
3.2 Corporate power
It has full power and authority to execute each of the Finance Documents, to comply with the provisions thereof and to perform its obligations thereunder and all necessary corporate, shareholder and other action has been taken by it to approve and authorize the execution of the Finance Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.
3.3 No conflict
The execution of the Finance Documents and the compliance with the provisions thereof and the performance of its obligations thereunder do not and will not;
(i)	contravene or violate any provision of any applicable law, statute, rule or regulation in force at the date of this Agreement or any order, judgment, decree or permit to which it is subject (including the Council Directive 2001/97/EC of the European Parliament and of the Council of

4 December 2001 amending Council Directive 91/308/EEC of the Council of the European Community implemented to combat “money laundering”); or

(ii)	conflict with, or result in any breach of the terms of, or constitute a default under any agreement or other instrument to which it is a party or by which it is bound; or

(iii)	contravene or conflict with any of its constitutional or corporate documents.
3.4 No litigation
No action, suit, or proceeding, litigation or dispute is taking place, pending, or, to its knowledge, threatened against it which could have a material adverse effect on its business, assets or financial condition or the business, assets or financial condition of any Group Company.
3.5 Legal validity and enforceability
Each of the Finance Documents and the Transaction Documents will when executed by the respective parties thereto constitute legal, valid and binding obligations of the respective party, enforceable in accordance with its terms, and save as provided for herein or therein, including nominal fees relating to registration and enforcement of any of the Security Documents, subject always to mandatory Norwegian law and any other applicable laws respectively, and except for the registration of the Mortgages with the Ship Registry and for the registration of the Factoring Agreement, the Charges over Inventory and the Charges over Machinery and Plant with Register of Movable Property, no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render any of the Finance Documents valid and enforceable against the parties thereto, and for the Security Documents to constitute valid and enforceable Security Interest with the priority as contemplated therein or herein.
3.6 Authorisation
All consents, licenses, approvals and authorisations required in connection with;
(i)	the execution, validity or enforceability of the Finance Documents;

(ii)	the compliance with the provisions hereof and thereof;

(iii)	the performance of the obligations hereunder and thereunder; and

(iv)	the transactions contemplated hereby and thereby,
have been obtained or effected and are in full force and effect and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.
3.7 Information
All financial and other information furnished by it to the Agent in connection with the negotiation and preparation of the Finance Documents was to its best knowledge, true and accurate when given and there were and are no other facts or matters the omission of which would have made or make any such information false or misleading in any material respect.
3.8 Financial Indebtedness
Neither it, nor of any Group Company, is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).
3.9 No default
(i)	No Event of Default or Potential Event of Default has occurred and is continuing;

(ii)	No other event has occurred which (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing), might constitute an event of default under any document which is binding on the Borrower or any of its assets, and which may result in a material adverse effect on its business or condition or a material adverse effect on its ability to perform its obligations under the Finance Documents (as the case may be); and

(iii)	No material amendments or waivers have been made under any of the Transaction Documents, and no event of default has occurred or is threatening thereunder.
3.10 No security
None of its assets or the assets of any Group Company of are affected by any Security Interest, save as previously disclosed to the Agent, and neither it, nor of any Group Company, is a party to, nor is it or any Group Company or any of their assets bound by any order, agreement or instrument under which they are, or in certain events may be, required to create, assume or permit to arise any Security Interest, save for the Security Interest created under the Security Documents and any other Security Interest previously disclosed to the Agent.
3.11 Winding up
No corporate action, legal proceeding or other procedure or step described in clause 16.1.5 is currently pending or, to its knowledge, threatened in relation to it or any Group Company, and none of the circumstances described in clause 16.1.5 applies to it or any Group Company.
3.12 No immunity
Neither it, nor any Group Company, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and its entry into of the Finance Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.
3.13 Material adverse change
No material adverse change has occurred in its or any Group Company’s business, assets, operation or financial condition.
3.14 Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally.
3.15 No deduction of tax
It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Taxes from any payment it may make under any Finance Document.
3.16 Taxation
(i)	Neither, it nor any Group Company, is materially overdue in the filing of any Tax returns.

(ii)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it or any Group Company with respect to Taxes.

(iii)	It is resident for Tax purposes only in the jurisdiction of its incorporation.
3.17 Original Financial Statements
(i)	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied, unless expressly disclosed to the Agent in writing to the contrary.

(ii)	Its un-audited Original Financial Statements fairly represent its financial condition and results of operations, unless expressly disclosed to the Agent in writing to the contrary.

(iii)	There has been no material adverse change in its assets, business or financial condition since the date of the Original Financial Statements, other than those which the Lenders have been informed of.

(iv)	Its most recent financial statements delivered pursuant to clause 15.1.4:
a.	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

b.	give a true and fair view of (if audited) or fairly represent (if un-audited) its consolidated (if appropriate) financial condition as at the end of, and results of operations, consolidated (if appropriate), for, the period to which they relate.
(v)	Since the date the most recent financial statements delivered pursuant to Clause 15.1.4 there has been no material adverse change in its business, assets, operation or financial condition.
3.18 Repetition of representations and warranties
The representations and warranties set out in clause 3 shall be deemed to be repeated on each Utilisation Date and on each Interest Payment Date until the Outstanding Indebtedness has been paid in full, with respect to the facts and circumstances existing at each Interest Payment Date, as if made at each Interest Payment Date, unless otherwise notified to the Agent in writing, and if not permitted under this Agreement waived by the Agent prior to such date.
4. CONDITIONS PRECEDENT
4.1 General
The several obligations of the Lenders to make their respective Commitment available hereunder (or any part thereof) is subject to the condition that no Event of Default or Potential Event of Default has occurred and that the Agent has received all documents and evidence set out in Schedule 4 which shall be approved and satisfactory to the Agent and the Lenders.
5. THE FACILITIES
5.1 Facilities
The Lenders, relying upon the representations and warranties in clause 3 and upon satisfaction of the conditions set out in clause 4, agree to make available the Facilities on a several basis with the respective percentages of the Commitment as listed in Schedule 3 hereto.
5.2 Obligations of the Lenders
The obligations of the Lenders under this Agreement are several, and neither the Agent nor any Lender shall be responsible for the obligations of any other Lender under this Agreement and the failure of any Lender to perform such obligations shall not relieve the other Lenders of any of their respective obligations or liabilities under this Agreement.
5.3 Notification to the Lenders of receipt of the Utilisation Request
Upon receipt of the Utilisation Request, the Agent shall promptly notify each Lender thereof and of the Utilisation Date whereupon each Lender shall on the Utilisation Date make available its Commitment to the Agent by remitting the same to the account notified by the Agent.

5.4 Cancellation of commitment
Any part of a Facility which is not utilised within the relevant Availability Period may be cancelled by the Lenders.
6. UTILISATION
6.1 Utilisation of the Cash Pool Credit
6.1.1 Disbursement of Drawings
Subject to the terms and conditions of this Agreement and to the Cash Pool System Agreement and to clause 6.1.2 (Purpose, and use of proceeds), the Cash Pool Credit will be disbursed by the Agent to the Borrower in multiple Drawings as set out in the Cash Pool System Agreement.
6.1.2 Purpose, and use of proceeds
The purpose of the Cash Pool Credit is (i) to replace existing cash pool credit provided by the Agent to the Borrower and (ii) to provide additional credit related to the Group’s ordinary course of business.
6.2 Utilisation of the Credit Facility
6.2.1 Disbursement of Drawings
Subject to the terms and conditions of this Agreement, to clause 6.2.2 (Purpose, and use of proceeds) and to the Lenders’ unconditional approval, the Credit Facility will be disbursed by the Agent to the Borrower in several Drawings each in an amount of minimum NOK 25,000,000, or the equivalent thereof in Optional Currencies, in accordance with the particulars contained in Utilisations Notices following receipt by the Agent of such Utilisation Requests duly signed by the Borrower no later than 12:00 noon (Norwegian time) on the third (3) Banking Day before the relevant Utilisation Date.
6.2.2 Purpose, and use of proceeds
The Credit Facility shall be utilised to part finance investments in accordance with the Investment Plan.
6.3 Utilisation of the Term Loan
The Term Loan was disbursed by the Agent to the Borrower on the 1 December 2006.
6.4 Utilisation of the Additional Term Loan
The Additional Term Loan was disbursed by the Agent to the Borrower on the 18 December 2006.
6.5 Utilisation of the Guarantee Facility
6.5.1 Purpose of the Guarantee Facility
The purpose of the Guarantee Facility is (i) to replace existing guarantee facilities provided by the Agent to the Borrower and (ii) to provide additional guarantees related to the Borrower’s ordinary course of business, and may be utilised only by way of Guarantees.
6.5.2 Delivery of a Utilisation Request for a Guarantee
The Borrower may request a Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request no later than 12:00 noon (Norwegian time) on the third (3) Banking Day before the relevant Utilisation Date.
6.5.3 Completion of a Utilisation Request for a Guarantee
Each Utilisation Request for a Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Banking Day within the Availability Period applicable to the Guarantee Facility;

(ii)	the Expiry Date of the Guarantee falls on or before the Maturity Date in relation to the Guarantee Facility;

(iii)	the delivery instructions for the Guarantee are specified;

(iv)	the identity of the beneficiary of the Guarantee is a counterparty under a contract entered into by a Group Company, and the issuance of a Guarantee is a requirement under such contract;

(v)	the amount of the proposed Guarantee must be in an amount which is not more than the Guarantee Facility; and

(vi)	the currency of the Guarantee is a Currency.
6.5.4 Issue of a Guarantee
(i)	If the conditions set out in this Agreement have been met, the Agent shall issue the Guarantee on the Utilisation Date, relying upon the representations and warranties in clause 3 and subject to satisfaction of the conditions set out in clause 4.

(ii)	Subject to clause 3 (Conditions Precedent), the Agent will only be obliged to comply with paragraph (i) if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
a.	no Event of Default or Potential Event of Default is continuing or would result from the proposed Utilisation; and

b.	all the representations and warranties in Clause 4 (Representations and warranties) are true.
6.5.5 Renewal of a Guarantee
(i)	The Borrower may request that any Guarantee issued on behalf of it be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Guarantee no later than 12:00 noon (Norwegian time) on the third (3) Banking Day before the Expiry Date of the Guarantee.

(ii)	The Issuing Bank shall treat any Renewal Request in the same way as a Utilisation Request for a Guarantee.

(iii)	The terms of each renewed Guarantee shall be the same as those of the relevant Guarantee immediately prior to its renewal, except that:
a.	its amount may be less than the amount of the Guarantee immediately prior to its renewal; and

b.	its Term shall start on the date which was the Expiry Date of the Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(iv)	If the conditions set out in this Agreement have been met, the Agent shall amend and re-issue any Guarantee pursuant to a Renewal Request.

7. GUARANTEES
7.1 Immediately payable
If a Guarantee or any amount outstanding under a Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.
7.2 Claims under a Guarantee
(i)	The Borrower irrevocably and unconditionally authorises the Agent to pay any claim made or purported to be made under a Guarantee and which appears on its face to be in order (in this clause 7, a “claim”).

(ii)	The Borrower shall immediately on demand pay to the Agent an amount equal to the amount of any claim.

(iii)	The Borrower acknowledges that the Agent:
a.	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

b.	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(iv)	The obligations of the Borrower under this clause will not be affected by:
a.	the sufficiency, accuracy or genuineness of any claim or any other document; or

b.	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3 Indemnities
(i)	The Borrower shall immediately on demand indemnify the Agent against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as the issuing bank under any Guarantee requested by the Borrower.

(ii)	Each Lender shall (according to its Proportionate Share of the relevant Guarantee) immediately on demand indemnify the Agent against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as the issuing bank under any Guarantee (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

(iii)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (ii) above, then that Lender will not be obliged to comply with paragraph (ii) and shall instead be deemed to have taken, on the date the Guarantee is issued (or if later, on the date the Lender’s participation in the Guarantee is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Guarantee in an amount equal to its Proportionate Share of that Guarantee. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Agent) an amount equal to its Proportionate Share of the amount demanded.

(iv)	The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Agent under this clause 7.3 in respect of that Guarantee.

(v)	The obligations of each Lender under this clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(vi)	The obligations of any Lender or the Borrower under this clause will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:
a.	any time, waiver or consent granted to, or composition with, the Borrower, any beneficiary under a Guarantee or any other person;

b.	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor or any Group Company;

c.	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower, any beneficiary under a Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

d.	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower, any beneficiary under a Guarantee or any other person;

e.	any amendment (however fundamental) or replacement of a Finance Document, any Guarantee or any other document or security;

f.	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Guarantee or any other document or security; or

g.	any insolvency or similar proceedings.
7.4 Revaluation of Guarantees
(i)	If required by the currency composition of the Group’s cash flow, the Borrower may request that one or more of the Guarantees are denominated in an Optional Currency. If any Guarantees are denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of the Guarantee recalculate the Original NOK Amount of each Guarantee by notionally converting into NOK the outstanding amount of that Guarantee on the basis of the Exchange Rate on the date of calculation.

(ii)	The Borrower shall, if requested by the Agent within fifteen (15) days of any calculation under paragraph (i) above, within three (3) Banking Days provide cash cover sufficient to cover any outstanding Guarantees, or parts thereof, to prevent the Original NOK Amount of the Utilisations under the Guarantee Facility exceeding the aggregate Guarantee Facility Commitments following any adjustment to the Original NOK Amount under paragraph (i) of this clause 7.4.
7.5 Rights of contribution
The Borrower will not be entitled to any right of contribution or indemnity from any of the Agent or the Lenders in respect of any payment it may make under this clause 7.
8. CURRENCY

8.1 Request for an Optional Currency
If required by the currency composition of the Group’s cash flow, the Borrower may, by giving written notice to the Agent not less than three (3) Banking Days before any Utilisation Date or Interest Payment Date, request that a Facility or a part thereof is made available in NOK and/or one or more of the Optional Currencies.
8.2 Non-availability
If the requested Optional Currency is not (as determined by the Agent) readily available in respect of the amount and/or the Interest Period chosen by the Borrower, the Agent shall promptly inform the Borrower of such non availability, and the Facility, or the relevant part thereof, shall be disbursed in NOK or continue to be denominated in NOK.
8.3 Disagio
Whenever a Facility, or a part thereof, is denominated in an Optional Currency, the Equivalent Amount of such Facility, or the relevant part thereof, shall be determined on each Repayment Date and the Facility shall be adjusted as follows;
(i)	if on any Repayment Date, or when reasonably requested by the Agent, the Equivalent Amount of the Facility, or a part thereof, nominated in an Optional Currency exceeds 105% of the Original NOK Amount of such Facility, or a part thereof, reduced by any prepayments and/or repayments and/or reductions made prior to or to be made on such date, the Borrower shall on such Repayment Date pay any total excess amount in the relevant Optional Currency to the Agent, said payment to be made on demand by the Agent;

(ii)	if on any Repayment Date the Equivalent Amount of the Facility, or a part thereof, nominated in an Optional Currency is less than the Original NOK Amount of the Facility reduced by any repayments and/or prepayments and/or reductions made prior to or to be made on such date, the difference between the Original NOK Amount and the Equivalent Amount of the Facility shall not be applied to reduce forthcoming repayment instalments falling due and shall not be advanced to the Borrower by the Agent, provided however, that if there is any difference when the last repayment instalment is due such difference shall be applied against payment of such repayment instalment and/or the balloon payment.
8.4 Interest Payment – Optional Currency
Whenever a Facility, or a part thereof, is denominated in an Optional Currency, interest shall be paid in that Optional Currency.
9. INTEREST AND GUARANTEE COMMISSION
9.1 Interest Period
Each Interest Period shall have a duration of one (1), three (3), six (6) or twelve (12) months, or such other duration as mutually agreed between the Borrower and the Lenders at least three (3) Banking Days prior to the commencement thereof. The Borrower may not choose more than three (3) one (1) month’s Interest Periods in any twelve months cycle.
9.2 First Interest Period
The first Interest Period of a Drawing shall be selected in the Utilisation Request and shall commence on the Utilisation Date of such Drawing and each subsequent Interest Period shall commence at last day of the immediately preceding Interest Period.
The first Interest Period of each subsequent Drawing (other than the first Drawing) under the Credit Facility shall be selected in the Utilisation Request, shall commence on the Utilisation Date of such Drawing and shall have such duration as to expire on the last day of the current Interest Period of the first Drawing under the Credit Facility. From then on the Drawings shall be consolidated and treated as one Drawing.
9.3 Interest Period Notice
The Borrower shall serve the Interest Period Notice to the Agent not later than 12:00 noon (Norwegian time) three (3) Banking Days prior to the beginning of each Interest Period specifying the duration of the next Interest Period.
9.4 No selection of Interest Period
If the Borrower fails to specify the duration of an Interest Period, such Interest Period shall have duration of six (6) months.
9.5 Separate Interest Period
If any Interest Period would overrun the due date of payment of the next repayment instalment, there shall be a separate Interest Period in respect of that repayment instalment expiring on the due date for payment of such repayment instalment and the interest rate relating to that repayment instalment shall be separately fixed.
9.6 Semi-annual payment of interest
If the Borrower chooses and the Lenders agree to an Interest Period which exceeds six (6) months, the Borrower shall pay accrued interest every six (6) months on the relevant Interest Payment Date.
9.7 Payment of interest
As from the Utilisation Date of a Drawing, such Drawing shall carry interest at (i) NIBOR in respect of amounts in NOK, LIBOR in respect of amounts in GBP and USD and EURIBOR in respect of amounts in EUR plus (ii) the Margin for each Interest Period, and the Borrower shall pay such interest on each Interest Payment Date, and in relation to any amount prepaid, on the date of such prepayment as set out in clause 11.
9.8 Payment of Guarantee Commission
As from the Utilisation Date of a Guarantee, the Borrower shall pay Guarantee Commission on the amount of the Guarantee every 30 March, 30 June, 31 September and 31 December, calculated for the actual number of days elapsed and payable quarterly in arrears first time on the first such date as above mentioned falling after the relevant Utilisation Date.
9.9 Calculation of interest
The interest shall be calculated on the actual number of days elapsed on the basis of a (i) 360 day year in respect of amounts in NOK, USD and EUR and (ii) 365 day year in respect of amounts in GBP. Effective interest rate pursuant to the Norwegian Financial Agreement Act 1999 has been calculated by the Agent as set out in Schedule 7 hereto.
9.10 Default interest
In the event of any payment hereunder not being received on the due date therefore, interest is payable by the Borrower from the due date until that payment is received, at a rate to be determined by the Agent to be the aggregate sum of a default funding charge of three (3) per cent per annum, the Margin and the costs the Lenders will incur in financing the Facilities for such periods as the Lenders shall determine, such interest being payable by the Borrower upon the Agent’s written demand.
10. REDUCTION AND REPAYMENT
10.1 Scheduled reductions of the Credit Facility
The Maximum Credit Loan Amount shall be reduced by ten (10) consecutive semi annual reductions, the first nine (9) in the amount of NOK 10,000,000 and final in the amount of NOK 140,000,000.

The first such scheduled reduction to become effective on the 1 December 2007. The scheduled reductions shall be effective regardless of any Drawing having been made.
If, as a result of a scheduled reduction under this clause 10.1 becoming effective, the amount of principal outstanding under the Credit Facility exceeds the Maximum Credit Facility Amount, any such amount in excess of the Maximum Credit Facility Amount shall be repaid by the Borrower on the date of the relevant scheduled reduction. Furthermore, if for any reason whatsoever any amount of principal outstanding under the Credit Facility exceeds the Maximum Credit Facility Amount, the Borrower shall repay such amount in excess of the Maximum Credit Facility Amount promptly upon becoming aware thereof or being notified thereof by the Agent.
Any Outstanding Indebtedness under the Credit Facility is due and payable on the Maturity Date of the Credit Facility.
10.2 Repayment of the Term Loan
The Borrower shall repay the Term Loan by sixteen (16) consecutive semi annual repayment instalments each in the amount of NOK 5,166,677. An additional balloon payment of NOK 72,333,328 and the Outstanding Indebtedness under the Term Loan is due and payable together with the last repayment instalment of the Term Loan on the Maturity Date of the Term Loan.
The first repayment instalment was paid on the 1 June 2007.
10.3 Repayment of the Additional Term Loan
The Borrower shall repay the Additional Term Loan by ten (10) consecutive semi annual repayment instalments each in the amount of NOK 15,000,000. The Outstanding Indebtedness under the Additional Term Loan is due and payable together with the last repayment instalment of the Additional Term Loan on the Maturity Date of the Additional Term Loan.
The first repayment instalment was paid on the 18 June 2007.
11. PREPAYMENT
11.1 Voluntary prepayment
The Borrower shall be entitled to prepay a Facility, in whole or in multiples of NOK 10,000,000, by giving to the Agent (unless otherwise approved by the Lenders) not less than five (5) Banking Days written irrevocable notice of such prepayment at any time, and without penalty if made on an Interest Payment Date.
11.2 Voluntary cancellation
The Borrower may upon five (5) days prior written notice to the Agent cancel the Maximum Credit Facility Amount in whole or in multiples of NOK 10,000,000, at any time and without penalty if made on an Interest Payment Date.
11.3 Mandatory prepayment
(i)	In the event that a Vessel shall suffer a Total Loss, the Borrower shall immediately upon receipt of the insurance proceeds, and latest within 90 days, utilize the insurance proceeds towards prepaying the Outstanding Indebtedness under the Facility used to part finance such Vessel.

(ii)	In the event that the Borrower sells the Vessel, the Borrower shall utilize the sales proceeds towards prepaying the Outstanding Indebtedness under the Facility used to part finance such Vessel upon the date of completion of such sale.

(iii)	The Borrower shall prepay the Facilities in the following amounts promptly upon receipt by it and in the order contemplated by clause 11.4 (Application of partial prepayment):
a.	the amount of Disposal Proceeds; and

b.	the amount of Insurance Proceeds.
11.4 Application of partial prepayment
Any amount prepaid pursuant to clause 11.1 shall be applied against the Facility expressed by the Borrower to be prepaid in inverse order of maturity (balloon payments included),.
Any amounts prepaid pursuant to clause 11.3 shall be applied pro rata towards prepayment of the Facilities, in inverse order of maturity (balloon payments included).
Any prepaid amount may not be drawn again.
12. PAYMENTS
12.1 Method of payments
All payments to be made by the Borrower under the Finance Documents shall be made in full for account of the Agent and shall be made without any set-off or counterclaim and free and clear of any Taxes whatsoever in a Currency on the date on which the relevant payment is due in funds with same day value.
12.2 Place and account of payment
All payments made by the Borrower hereunder shall be remitted to the Agent’s account with such bank as the Agent shall nominate from time to time.
12.3 Payment on non-Banking Day
When any payment under any of the Finance Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case such payment shall be made on the immediately preceding Banking Day.
12.4 Grossing up
If at any time any applicable law, regulation or regulatory requirement requires the Borrower to make any deduction or withholding in respect of Taxes from any payment due under or pursuant to any of the Finance Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that after the making of such Taxes, the Lenders receive on the due date for such payment a net sum equal to the sum which the Lenders would have received had no such Taxes been required to be made and the Borrower shall indemnify the Lenders and the Agent against any losses or costs incurred by them by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.
12.5 Lenders’ right to set-off
Following the occurrence of an Event of Default, the Agent and each of the Lenders individually shall, to the extent permitted by relevant law or otherwise, have a separate right of set-off in respect of any credit balance, in any currency, on any account the Borrower might have with the Agent and each of the Lenders individually (branches included) against any sum due to the Agent and the Lenders hereunder, provided however, that any amount recovered will be applied in accordance with clause 18.8 of this Agreement.

13. SECURITY
13.1 Securities
The Outstanding Indebtedness under the Facilities shall throughout the Security Period be secured by:
(i)	the Mortgages;

(ii)	the Charges over Inventory;

(iii)	the Charges of Machinery and Plant;

(iv)	the Factoring Agreements;

(v)	the Pledges of Shares;

(vi)	the Declaration of Pledge.
13.2 Swap Agreements
Any Outstanding Indebtedness under any Swap Agreement shall throughout the Security Period be secured by the Security Documents on subordinated basis.
13.3 Further security
The Borrower shall, to the extent permitted under relevant mandatory law, provide such security as in the opinion of the Agent is reasonable over all assets acquired and financed, in whole or in part, by way of a utilisation under this Agreement, including but not limited to first priority mortgages and/or charges over any vessels or other equipment bought and first priority pledges over the shares in any companies acquired.
14. CHANGES IN CIRCUMSTANCES
14.1 Illegality
If any change in, or introduction of, any law, regulation or regulatory requirement or any change in the interpretation or application thereof renders it unlawful or contrary to any such law, regulation or regulatory requirement of any Lender to advance, maintain or fund its Commitment, such Lender (not being the Agent) shall promptly inform the Agent thereof, whereupon the Agent shall promptly give notice thereof to the Borrower, whereupon such Lender’s obligations under this Agreement shall forthwith terminate and (if an advance has been advanced) the Borrower shall prepay such Lender’s contribution within expiry of the current Interest Period unless such payment extension is in breach with law or regulatory requirement, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower to such Lender under this Agreement. Under such circumstances, the Borrower, the Agent and such Lender shall negotiate in good faith with a view to agreeing a change of terms on a mutually acceptable and legally valid basis.
14.2 Increased cost
(a)	If by reason of (a) changes in any existing law, rule or regulation, or (b) the adoption of any new law, rule or regulation, or (c) any change in the interpretation or administration of (a) or (b) above by any governmental authority, or (d) compliance with any directive or request (including Basel rules) from any governmental authority (whether or not having the force of law);
(i)	a Lender incurs a cost as a result of it having entered into this Agreement and/or performing the obligations hereunder; or

(ii)	there is an increase in the cost to a Lender of maintaining or funding its portion of a Facility; or

(iii)	a Lender becomes liable for any new taxes (other than on net income) calculated by reference to a Facility;
the Lender shall give the Agent notice which in turn shall give the Borrower notice within a reasonable time of the Lender’s intention to claim compensation under this clause 14.2 and the Lender shall specify the form and amount of such compensation. Such Lender’s determination of the amount of compensation to be made under this clause 14.2 shall, absent manifest error, be conclusive. The Borrower shall be entitled to prepay the Facilities, or a portion thereof, in accordance with clause 11.1 at any time following receipt of notice from such Lender as aforesaid on giving not less than fifteen (15) Banking Days’ irrevocable written notice. In such event the Borrower shall nevertheless compensate such Lender for such requested indemnification for the period up to and including the date of prepayment.

(b)	If any Lender is required to comply with any capital allocation requirements which would result in any increased costs for such Lender pursuant to clause (a) above, then any such cost or liability shall be payable by the Borrower to such Lender.
14.3 Market disruption
If the Lenders, by reason of circumstances affecting the European, London and/or Norwegian interbank markets are unable to obtain the Currencies and accordingly are not able to continue the Facilities or a portion thereof, the Agent shall give notice of such determination to the Borrower and until such notice is withdrawn the obligations of the Lenders to advance or continue the Facilities shall be suspended. The Lenders shall use all reasonable endeavour to fund the Facilities from such other sources as may be available to them, and in such event the rate of interest payable on such amount shall be the aggregate of the Margin and such rate as the Lenders may from time to time certify as being the cost to them to fund the Facilities.
14.4 Force majeure
The Lenders and the Agent shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action or inaction or purported action of any government or governmental or local authority, or any strike, lockout, boycott and blockade effected by or upon the Lenders or their employees.
15. UNDERTAKINGS
15.1 Positive Undertakings
The Borrower undertakes with the Agent and the Lenders that from the date of this Agreement and so long as any moneys and other obligations are owing under any of the Finance Documents, it shall:
15.1.1 Notification of default
Promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Agent of any Event of Default or Potential Event of Default and the steps, if any, being taking to remedy it, forthwith upon becoming aware thereof and any dispute (including alleged off-hire) or non payment of hire.
15.1.2 Authorisation
Promptly:
(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents, to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document and to conduct its business, trade and ordinary business.
15.1.3 Financial statement
Submit to the Agent as soon as they are available;
(i)	within 120 days after the close of each financial year, two (2) copies of its consolidated annual audited financial statements, prepared in accordance with the Accounting Principles;

(ii)	within the end of each financial year, its yearly cash flow projections, for the next year, specifying major assumptions;

(iii)	within 60 days from the end of quarter, its consolidated un-audited quarterly financial statements including profit and loss statements and balance sheet, prepared in accordance with the Accounting Principles;

(iv)	such financial and other information as the Agent may reasonably require; and

(v)	a Compliance Certificate in terms and form of Schedule 5 confirming compliance with the covenants set out in clause 15.1.14, upon the presentation of its quarterly financial statements.
15.1.4 Insurance
(i)	Insure and procure to keep the Vessels insured satisfactory to the Lenders under the Norwegian Marine Insurance Plan or equivalent conditions to be approved by the Lenders, such approval not to be unreasonably withheld, at its expense against;
(a)	Hull & Machinery (at least 80% of Market value of the Vessels), plus Freight Interest and Hull Interest and any other usual marine risks,

(b)	War risks,

(c)	Loss of Hire,

(d)	full protection and indemnity cover with an association approved by the Lenders and to strictly comply with all P&I-rules in the from time to time latest version of the association,

(e)	such other insurances as the Lenders may reasonably require,
(ii)	procure that the insurances described in (i) (a) and (b) above in respect of a Vessel shall each be for at least 120% of the Facility, or relevant part thereof, under which such Vessel is financed or for an amount equal to the Market Value of such Vessel (whichever is the higher);

(iii)	pay for (i) Mortgagee’s Interest Insurance (MII) taken out by the Agent in respect of a Vessel amounting to 110% of the Facility, or part thereof, under which such Vessel is financed and (ii) Mortgagee’s Additional Perils Insurance (MAPI) in respect of such Vessel, if so requested by any of the Lenders;

(iv)	procure that the Agent is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters to the Agent thereof that the Notices of Assignment of Insurances and the loss payable clause are noted in the insurance contracts and that standard letters of undertaking, are executed by the insurers/insurance brokers;

(v)	not later than five (5) days prior to the expiry date of the relevant Insurances, deliver to the Agent copies of all cover notes, policies and certificates of entry from the insurance broker(s) through whom the Insurances have been placed, evidencing that all Insurances referred to under (i) above, have been renewed and taken out with insurance values as required under (ii) above, that such Insurances are in full force and effect and that the Agent’s interest therein (as first loss payees) have been noted by the insurers;

(vi)	not employ the Vessels or cause the Vessels to be employed otherwise than in conformity with the terms of the instruments of insurance aforesaid (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(vii)	procure that the insurers of the Vessels do not cancel any of the Insurances for reason of non payment of premiums for other vessels covered under a fleet policy together with the Vessels and procure that the insurers shall undertake to issue a separate policy in respect of the Vessels if and when so requested by the Agent;

(viii)	not make any change to the insurances as described under (i) above, without the prior written consent of the Lenders; and

(ix)	shall provide the Agent with an insurance opinion at any time if so requested by the Agent.
15.1.5 Class, flag and management
(i)	Procure that the Vessels remain classed with the Classification Society free of all overdue recommendations or requirements which are affecting the Vessels’ class and promptly perform all requirements or recommendations of the Classification Society which would result in the withdrawal of class if not performed;

(ii)	Keep the Vessels registered in the Ship Registry;

(iii)	Keep the Vessels managed by the Manager.
15.1.6 Damage to a Vessel
Promptly notify the Agent in writing (in case of urgency by fax) of;
(i)	any accident to a Vessel involving repairs where the cost is likely to exceed 5% of the insurance value of the Vessel;

(ii)	any occurrence or event in consequence whereof a Vessel has become or is likely to become a Total Loss; and

(iii)	an arrest of a Vessel or the exercise or purported exercise of any lien on a Vessel.
15.1.7 Laws and regulations
At all times ensure compliance with all international conventions and regulations applicable to the Vessels, any other vessels chartered and the Group’s business, including SOLAS conventions and environmental laws. Consequently it shall ensure compliance with the ISM Code and the ISPS Code and shall ascertain that the Manager and any other company performing management services on its behalf, complies with said conventions and regulations.
15.1.8 Accounts
Keep all its and the Group’s accounts with the Agent, and procure that the Earnings are paid to such accounts with the Agent or such other account nominated by the Agent.

15.1.9 Information – miscellaneous
Supply to the Agent promptly upon becoming aware of the them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against it or any Group Company and which might, if adversely determined, be reasonably expected to have a material adverse effect on its ability to perform its material obligations under the Finance Documents, and further details of any such matters previously disclosed to the Agent, if the likelihood of an adverse determination has increased, as the Agent may reasonably request.
15.1.10 Tax filing and payment of Taxes
File or cause to be filed all tax returns required to be filed in all jurisdictions in which it and any Group Company is situated or carries on business or is otherwise subject to taxation and pay all taxes shown to be due and payable on such returns or any assessment made against it and any Group Company (other than those being contested in good faith where such payment may be lawfully withheld) and adequate reserves have been made for such payments should it be found to be payable.
15.1.11 Business of the Borrower
Maintain its and the Group’s business as carried out at the date hereof and not undertake any other business, and any business undertaken with an affiliate company or between Group Companies shall be made on arm’s length basis.
15.1.12 Fair Market Value, inspection and inspection reports
(i)	Undertakes to let the Agent on behalf of the Lenders arrange for the Market Value of the Vessels to be determined semi-annually at the Borrower’s cost, and otherwise at the cost of, and when requested by, the Lenders;

(ii)	Procure that the Agent’s surveyor at the Borrower’s cost, is permitted to inspect the condition of the Vessels twice a year provided always that such arrangement shall not interfere with the operation of the Vessels and subject to satisfactory indemnities approved by the P&I insurers; and

(iii)	If such reports are made or issued, promptly supply the Agent with any inspection reports made or issued in respect of the Vessels.
15.1.13 Repairs, alterations etc.
It shall procure that the Vessels are not brought to any yard for repairs where the costs of such repairs might exceed USD 250,000, or permit any major change or structural alteration to be made to the Vessels without the prior written consent of the Agent, such consent not to be unreasonably withheld. The Borrower shall not, and shall procure that any charterers shall not, remove any material equipment unless replaced immediately with equivalent equipment.
15.1.14 Financial covenants
Maintain, on a 12 month rolling, consolidated basis;
(i)	A Book Equity Ratio that is higher than 35%;

(ii)	A Leverage Ratio that is lower than 4:1 until 31 December 2008 and lower than 3:1 thereafter; and

(iii)	A Working Capital Ratio that is higher than 1.1.
15.1.15 Further assurance
(i)	Promptly do (or cause to be done) all such acts or execute (or cause to be executed) all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):
a.	to perfect the Security Interest created or intended to be created under or evidenced by the Security Documents (which may include the executing of a mortgage, charge, assignment or other Security Interest over all or any of the assets which are, or are intended to be, the subject of the Security Interest created by the Security Documents), or for the exercise of any rights, powers and remedies of the Agent or the Lenders provided by or pursuant to the Finance Documents or by law; and/or

b.	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Interest created under the Security Documents.
(ii)	Take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Agent and/or the Lenders by or pursuant to the Finance Documents.
15.1.16 Syndications
Provide (and procure that each Group Company provides) reasonable assistance to the Agent and the Lenders in the syndication of the Facilities (including, without limitation, by making management personnel available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information presented by the Agent from potential syndicate members prior to completion of syndication.
15.1.17 “Know your customer” checks
Supply, or procure the supply of, any and all such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event of syndication, on behalf of any prospective new Lender) pursuant to any “know your customer” or similar identification procedures imposed by any law or regulation in place at any time in circumstances where the necessary information is not already available to it, in order for the Agent, such Lender or, in the case of the event of syndication, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.
15.2 Negative undertakings
The Borrower further undertakes that without the prior written consent of the Lenders, such consent not to be unreasonably withheld, it shall:
15.2.1 Merger
Not enter into any amalgamation, demerger, merger or corporate reconstruction, nor any acquisition of any other company or other corporate entity, other than a Permitted Transaction.
15.2.2 Acquisitions and/or capital expenditure
Not make or enter into any acquisitions and/or capital expenditure and/or any new investments, including the acquisition of a company or any shares or securities in a company a business or undertaking, or incorporation of a company, which, in the opinion of the Lenders would materially change its position as a subsea service company.
15.2.3 Negative pledge
(i)	Not create or permit to subsist any Security Interest over any of its assets.

(ii)	Not;

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by another Group Company;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(iii)	Paragraphs (i) and (ii) above do not apply to any Permitted Security Interest.
15.2.4 Disposals
(i)	Not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of a material asset.

(ii)	Not sell, transfer or otherwise dispose of a Vessel unless the Facility, or relevant part thereof, under which such Vessel is financed, is repaid as set out in clause 11.2 (ii); and

(iii)	Paragraph (i) above does not apply to any sale, lease, transfer or other disposal which is:
(a)	a Permitted Disposal; or

(b)	a Permitted Transaction.
15.2.5 Dividends
Not pay any dividends, nor distribute any of its present or future assets, rights or revenues nor make any financial distribution or loans to its shareholders or any third parties in excess of 50% of its annual result for the previous financial year, as determined by the Accounting Principles.
15.2.6 Amendments to the Transaction Documents
Not amend, vary, novate, supplement, supersede, waive or terminate any material term of a Transaction Document or any other document delivered to the Agent pursuant to clause 4, which would adversely affect the rights of the Lenders under the Finance Documents.
15.2.7 Employment
Not enter into any charterparty or other contract for the employment of the Vessels, including any pool participation agreement.
15.2.8 Financial Indebtedness
Not, and shall procure that no Group Company shall not, obtain any new loans, nor incur or allow to remain outstanding (or provide guarantees for) any Financial Indebtedness nor issue any guarantees, undertake any other financial commitments or obligations including any financial derivatives and the chartering of vessels, other than Permitted Financial Indebtedness.
15.2.9 Terms related to other Financial Indebtedness
Not enter into, and procure that no Group Company enters into, any agreement for any kind of Financial Indebtedness which contain terms that are, in the opinion of the Lenders, more stringent than the terms provided in this Agreement.

15.2.10 Changes
Not change:
(i)	the end of its fiscal year;

(ii)	its nature of business;

(iii)	its legal name;

(iv)	its type of organization; or

(v)	its jurisdiction.
16. EVENTS OF DEFAULT
16.1 Event of Default
There shall be an Event of Default if;
16.1.1 No payment
Any sum payable under or pursuant to any of the Finance Documents is not paid when due or if due to administrative error is not paid within three (3) Banking Days.
16.1.2 Misrepresentation
Any representation, warranty or statement made or deemed to be made by the Borrower or a Group Company in any of the Finance Documents or any other document delivered by or on behalf of the Borrower or a Group Company under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
16.1.3 Breach of obligation
The Borrower or a Group Company commits any breach of or omits to observe any of its obligations or undertakings under or pursuant to any of the Finance Documents (other than the sub-clauses of this clause 16) and such breach (if remediable in the sole discretion of the Lenders) has not been remedied within fifteen (15) days except for breaches of clauses 15.1.4 and 15.1.5 which shall be remedied immediately.
16.1.4 Cross default
(i)	Any Financial Indebtedness of the Borrower or a Group Company is not paid when due nor within any originally applicable grace period;

(ii)	Any Financial Indebtedness of the Borrower or a Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	Any commitment for any Financial Indebtedness of the Borrower or a Group Company is cancelled or suspended by a creditor of such company as a result of an event of default (however described);

(iv)	Any creditor of the Borrower or a Group Company becomes entitled to declare any Financial Indebtedness of such company due and payable prior to its specified maturity as a result of an event of default (however described).

16.1.5 Insolvency
(i)	The Borrower or a Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(ii)	A moratorium is declared in respect of any indebtedness of the Borrower or a Group Company.

(iii)	The Borrower or a Group Company proposes or enters into a composition or other arrangement for the benefit of its creditors generally or is found bankrupt or insolvent, or any order is made by any competent court or resolution passed by the Borrower or a Group Company for its winding up or dissolution.
16.1.6 Unlawful
(i)	It is or becomes unlawful for the Borrower or a Group Company to perform any of its respective obligations contained under the Finance Documents, or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective;

(ii)	Any obligation of the Borrower or a Group Company under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents;

(iii)	Any Finance Document ceases to be in full force and effect or any Security Document ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Agent or a Lender) to be ineffective.
16.1.7 Material adverse change
There occurs in the reasonable opinion of the Lenders a material adverse change in the financial condition of the Borrower or a Group Company which is likely to have an effect on the ability of the Borrower or such Group Company to perform its respective obligations under any of the Finance Documents.
16.1.8 Permits
Any of the consents, licenses, approvals or authorizations referred to in clause 3.6 is modified in a manner unacceptable to the Lenders or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect.
16.1.9 Liens
A maritime or other lien, arrest, distress or similar charge is levied upon, or against a Vessel, or any other part of the assets of the Borrower and is not discharged within 15 days after the Borrower became aware of the same.
16.1.10 Transaction Documents
Any of the Transaction Documents are waived, cancelled, terminated or materially amended without the prior written consent of the Lenders.
16.2 Acceleration
The Agent may, and shall upon instruction from the Majority Lenders, at any time after the occurrence of an Event of Default, which remains un-remedied and un-waived, take all or any of the following actions;
(i)	by notice to the Borrower declare the Facilities or any amount outstanding forthwith due and payable and/or Commitment cancelled, whereupon the obligation of the Lenders to make the Facilities available shall cease and, if any part of the Facilities has been disbursed, the

Borrower shall immediately repay the Facilities together with interest accrued, default interest and all other money payable to the Lenders,

(ii)	with or without notice to the Borrower the Agent shall become forthwith entitled to enforce the securities created by the Security Documents.
17. INDEMNITIES
17.1 Indemnities
The Borrower hereby undertakes and agrees to indemnify the Agent and the Lenders on demand, without prejudice to any of the Agent’s or the Lenders’ rights under any of the Finance Documents against any loss (including loss of Margin limited to the current Interest Period) or expense which the Agent or the Lenders shall certify as sustained or incurred by them as a direct consequence of;
(i)	any default in payment by the Borrower of any sum under or pursuant to any of the Finance Documents when due;

(ii)	the occurrence of an Event of Default;

(iii)	any repayment or prepayment of the Facilities or part thereof being made otherwise than on the date of expiry of an Interest Period or Repayment Date (as the case may be) relative to the amount of the Facilities repaid or prepaid or any other breaking of an Interest Period;

(iv)	the Facilities (or any part thereof) not being advanced for any reason (excluding any reason attributable to the Agent or to any of the Lenders) after a Drawdown Notice has been given.
including, in any such case, but not limited to any loss or expense sustained or incurred in maintaining or funding the Facilities or any part thereof or in liquidating or re-employing deposits from third parties required to effect or maintain the Facilities or any part thereof.
17.2 Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any loss, liability or out-of-pocket expense or external fees incurred by it (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is an Event of Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Security Documents;

(iv)	the exercise of any of the rights, powers, discretions and remedies vested in the Agent by the Finance Documents; and any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
17.3 Currency indemnity
(i)	If any sum due from the Borrower under the Finance Documents (a “Sum”) or any order, judgment or award given or made in relation to a Sum has to be converted from the currency (the “First Currency”) in which the Sum is payable into another currency (the “Second Currency”) for the purpose of;
(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order or judgement or award in relation to any litigation or arbitration proceeds, the Borrower shall as an independent obligation within five (5) Banking Days of demand, indemnify the Lenders and the Agent to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lenders at the time of their receipt of that Sum.

(ii)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currencies unit other than that in which it is expressed to be payable.
18. AGENCY
18.1 Appointment and duties of the Agent
Each Lender authorises the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to it by the terms of this Agreement together with all such powers as are reasonably incidental thereto. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and handling loans for its own account. The Agent shall act in accordance with instructions from the Lenders if legal proceedings are to be commenced against the Borrower. Any reference to the Agent in this Agreement and the Security Documents shall be understood as Agent on behalf of the Lenders unless otherwise specifically stated.
18.2 Relationship
The relationship between the Agent and the Lenders is that of agent and principal only, and nothing herein shall be construed so as to constitute the Agent as a trustee for the Lenders or impose on any of them any duties or obligations other than those for which express provision is made in this Agreement.
18.3 Information
The Agent will promptly advise the Lenders of each notice received by it from the Borrower hereunder. The Agent shall not be under any obligation towards the Lenders to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof, other than a failure to make payment of sums due.
18.4 Default
The Agent shall not (with the exception of the Borrower’s failure to pay sums due) be deemed to have knowledge of the occurrence of any Event of Default unless the Agent has received notice thereof from the Borrower or a Lender. In the event the Agent receives such notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Event of Default as may be directed by the Lenders provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obliged to) take such action or refrain from taking such action, with respect to such Event of Default as the Agent shall in its absolute discretion deem advisable in the best interest of the Lenders, provided always that the Agent shall advise the Lenders of such action and shall consult with them as soon as possible thereafter in order to determine future action.
18.5 Rely on communication
In performing its duties and exercising its powers hereunder, the Agent shall be entitled to rely on any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed.

18.6 Responsibility of the Agent
The Agent takes no responsibility for the truth of any covenants, representations or undertakings given or made herein or for the validity, effectiveness, adequacy, legality or enforceability of this Agreement or any of the Security Documents. Neither the Agent nor any of its directors, officers, employees or attorneys-in-fact shall be responsible for any action taken or omitted to be taken by it or them under or in connection herewith, except for its or their own gross negligence or wilful misconduct.
18.7 Responsibility of each Lender
Each Lender shall be responsible for making its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuance of the Facilities and has made its own appraisal of the creditworthiness of the Borrower.
18.8 Set off
If any Lender at any time receives or recovers by set-off or otherwise any sum which it is obliged (or being so entitled has elected) to apply towards payment of any amount due to it hereunder (otherwise than amounts specifically payable to the Lender under the terms of this Agreement) then such Lender shall be obliged to offer to each other Lender through the Agent such payment by way of adjustment as may be necessary to ensure that at all times each Lender receives the portion of principal, interest, fees and commissions due to it under this Agreement, however, that such offer shall be conditional upon each Lender who may accept such offer (the “Accepting Lender”) agreeing to indemnify the Lender making such offer (the “Offering Lender”) on terms reasonably acceptable to the Offering Lender against any loss (other than the loss suffered by such payment by way of adjustment) which the Offering Lender may subsequently suffer by reason of having made such payment by way of adjustment to such Accepting Lender.
18.9 Distribution of payments
The Agent shall pay with funds having same day value as the funds received to the order of each of the Lenders each Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts, which by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.
18.10 Reimbursement of cost
Each Lender shall rateably in accordance with its respective participation in the Facilities, indemnify and hold the Agent harmless against any and all costs, claims, expenses (including legal fees), loss or liability, which the Agent may suffer or incur by reason of any action taken or omitted by it as the Agent hereunder to the extent that the Agent shall not have been reimbursed therefor by the Borrower, unless and to the extent such loss or liability is caused by the gross negligence or wilful misconduct of the Agent.
18.11 Resignation
The Agent may and shall upon request from the Lenders and with the consent of the Borrower resign its appointment hereunder by giving written notice to that effect to each of the Lenders and to the Borrower, provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this clause. If the Agent gives notice of its resignation, then any of the Lenders or any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by the Lenders during the period of such notice. If no such successor is so appointed then (A) the outgoing Agent shall be discharged from any further obligation under this Agreement but shall remain entitled to the benefit of the provisions of this clause and (B) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto. The change of Agent shall be at no cost to the Borrower.

19. FEES AND EXPENSES
19.1 Arrangement fee
(i)	The Borrower shall pay to the Agent an arrangement fee of 0.5% of the Credit Facility, payable on the Acceptance Date; and

(ii)	The Borrower shall pay to the Agent an arrangement fee of 0.1% of the amount of any issued Guarantee, payable on the Utilisation Date of such Guarantee.
19.2 Cost and expenses
The Borrower shall pay to the Agent on demand all expenses (including legal, collateral and out-of-pocket expenses) reasonably incurred by the Agent or the Lenders in connection with;
(i)	the negotiation, preparation, execution and, where relevant, registration of the Finance Documents,

(ii)	the satisfaction of the conditions precedent set out in clause 4,

(iii)	any amendment or extension of or the granting of any waiver or consent under any of the Finance Documents, in each such case together with all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lenders) imposed thereon or in connection therewith, and

(iv)	the maintenance, protection and enforcement of any right under the Finance Documents.
19.3 Non recoverable cost
The fees and expenses specified in clause 19 shall be payable by the Borrower in any event and shall in no circumstances be recoverable from the Agent or the Lenders. The Borrower’s obligation to pay any fees and expenses hereunder shall survive the termination date of this Agreement.
20. MISCELLANEOUS
20.1 Waiver
No failure or delay on the part of the Agent and/or the Lenders to exercise any right, power or remedy under the Finance Documents or any of them shall operate as a waiver thereof nor shall any single or partial exercise by or on behalf of the Agent and/or the Lenders of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided in the Finance Documents are cumulative and are not exclusive of any remedies provided by law.
20.2 Failure to comply
If the Borrower fails to comply with any provision of the Finance Documents, the Lenders are hereby irrevocably authorised by the Borrower (but without prejudice to the right of the Agent and/or the Lenders to consider such non-compliance as an Event of Default) to effect such compliance on the part of the Borrower in any manner available to the Lenders.
20.3 Outstanding Indebtedness
In order to determine the amount and origin of any debt due to the Agent and/or the Lenders at any time by the Borrower under or pursuant to the Finance Documents or otherwise in connection with the Facilities or the security therefor or the enforcement thereof, the books and accounts of the Agent shall (save in the case of manifest error) always be prima facie evidence to the effect that payment of any amount being claimed by the Agent as due and payable can at no time be suspended or withheld by the

Borrower by reason of a dispute on what is due and payable without prejudice however to the obligation of the Agent and/or the Lenders to repay any amount collected or received in excess.
20.4 Security Documents
The Security Documents and the Cash Pool System Agreement are an integrated part of this Agreement.
20.5 Partial illegality
If at any time any provisions contained in any of the Finance Documents should be or become illegal, invalid or unenforceable in any respect under any law, the legality, validity or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
20.6 Inconsistency
In the event of any inconsistency between the provisions of this Agreement and the Security Documents, the provisions of this Agreement shall prevail.
21. TRANSFER
21.1 Lenders’ transfer
A Lender (the “Assignor”) may transfer all or part of its participation in the Agreement in whole or in part to;
(i)	any subsidiary or affiliate, and

(ii)	a bank and/or financial institution subject to written approval by the Borrower, which shall not be unreasonably withheld by the Borrower;
(such subsidiary/affiliate or bank and/or financial institution being the “Assignee”), provided however that:
(a)	The obligations are transferred in accordance with clause 21.2 (Procedure for transfer).

(b)	A transfer of obligations will be effective only if the Assignee confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Assignor shall be relieved of its obligations under this Agreement to the extent that they are transferred to the Assignee.

(c)	The Assignor is not responsible to the Assignee for:
(i)	the execution, genuineness, validity, enforceability or sufficiency of this Agreement or any other document;

(ii)	the collectability of amounts payable under this Agreement; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with this Agreement.
(d)	The Assignee shall confirm to the Assignor and the other Lenders that it:
(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Assignor in connection with this Agreement; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.
(e)	Any reference in this Agreement to a Lender includes the Assignee but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.
21.2 Procedure for transfer
(i)	A transfer is effected if:
(a)	the Assignor and the Assignee deliver to the Agent and the Borrower (if applicable) a duly completed certificate, substantially in the form of Schedule 6 (a “Transfer Certificate”); and

(b)	the Agent executes it.
(ii)	Each party (other than the Assignor and the Assignee) irrevocably authorizes the Agent to execute any duly completed Transfer Certificates on its behalf.

(iii)	On the date of execution of the Transfer Certificate by the Agent or, if later, on the date specified in the Transfer Certificate:
(a)	the Assignor and the other parties (the “existing parties”) will be released from their obligations to each other (the “discharged obligations”);

(b)	the Assignee and the existing Parties will assume obligations towards each other which differ from the discharged obligations insofar as they are owed to or assumed by the Assignee instead of the Assignor;

(c)	the rights of the Assignor and the existing Parties and vice versa (the “discharged rights”) will be cancelled; and

(d)	the Assignee and the existing Parties will acquire rights against each other which differ from the discharged rights only, insofar as they are exercisable by or against the Assignee instead of the Assignor.
21.3 Borrower’s transfer
The Borrower may not transfer its rights and obligations under this Agreement.
22. AMENDMENTS AND WAIVERS
22.1 Procedure
The Finance Documents may only be amended or changed by a document in writing signed by the Borrower and the Agent.
22.2 Waivers
No delay or failure by the Agent in exercising any right or remedy shall be construed or take effect as a waiver or release of that right or remedy and the Agent and the Lenders shall always be entitled to exercise all their rights and remedies unless they shall have expressly waived them in writing.

23. NOTICES
23.1 Notices
Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the Security Documents shall be in writing and may be given or made by fax.
(i)	if to be sent to the Borrower, be sent to it at:

Deep Ocean ASA Stoltenberggata 1 NO-5527 Haugesund Norway

Fax: +47 52 70 04 01

(ii)	if to be sent to the Lenders and/or the Agent, be sent to the Agent at:

Sparebank 1 SR-Bank Sørhauggaten 150 P. O. Box 453 NO-5501 Haugesund Norway

Fax: + 47 51 53 54 67
or such other address or fax number as is notified by one party to the other party under this Agreement.
24. LAW AND JURISDICTION
24.1 Law
The Agreement shall be governed by and construed in accordance with the laws of Norway.
24.2 Jurisdiction
The Borrower accepts Stavanger tingrett as venue, provided however, that the choice of venue shall not prevent the Agent and/or the Lenders from commencing proceedings against the Borrower in any other court of competent jurisdiction.
*****

SCHEDULE 3
LIST OF ORIGINAL LENDERS AND COMMITMENTS
CASH POOL CREDIT:

Name and address	Proportionate share	Commitment
Sparebank 1 SR-Bank	100%	NOK 200,000,000
Sørhauggaten 150 P. O. Box 453 NO-5501 Haugesund Norway
CREDIT FACILITY:

Name and address	Proportionate share	Commitment
Sparebank 1 SR-Bank	100%	NOK 230,000,000
Sørhauggaten 150 P. O. Box 453 NO-5501 Haugesund Norway
GUARANTEE FACILITY:

Name and address	Proportionate share	Commitment
Sparebank 1 SR-Bank	100%	NOK 270,000,000
Sørhauggaten 150 P. O. Box 453 NO-5501 Haugesund Norway
TERM LOAN:

Name and address	Proportionate share	Commitment
Sparebank 1 SR-Bank	100%	NOK 155,000,000
Sørhauggaten 150 P. O. Box 453 NO-5501 Haugesund Norway
ADDITIONAL TERM LOAN:

Name and address	Proportionate share	Commitment
Sparebank 1 SR-Bank	100%	NOK 150,000,000
Sørhauggaten 150 P. O. Box 453

Name and address	Proportionate share	Commitment
NO-5501 Haugesund Norway

TOTAL		NOK 1,005,000,000

SCHEDULE 4
PART I – FIRST UTILISATION DATE
1. Corporate Documents
Certified copies of ach of the following documents to be presented to the Agent prior to the first Utilisation Date:
1.1	The Borrower:
(a)	Articles of Association or similar;

(b)	Certificate of Incorporation or similar;

(c)	Resolution of the board of directors resolving to execute the Agreement and the Security Documents and any other document in relation thereto;

(d)	Power of Attorney.
1.2	Do Bergen:
(a)	Articles of Association or similar;

(b)	Certificate of Incorporation or similar;

(c)	Resolution of the board of directors resolving to execute the Charge over Machinery and Plant and any other document in relation thereto;

(d)	Power of Attorney.
1.3	Each other Group Company:
(a)	Articles of Association or similar; and

(b)	Certificate of Incorporation or similar.
2. Finance Documents
Each of the following documents to be presented to the Agent in original prior to the first Utilisation Date, duly signed and executed by the relevant parties together with any other documents referred to therein duly executed by the relevant parties:
(i)	this Agreement;

(ii)	the Cash Pool System Agreement

(iii)	the Charges over Inventory, with evidence that the Charges over Inventory have or will in connection with the first Utilisation under the Agreement be registered with their intended priority in the Registry of Moveable Property;

(iv)	the Charges over Machinery and Plant, with evidence that the Charges over Machinery and Plant have or will in connection with the first Utilisation under the Agreement be registered with their intended priority in the Registry of Moveable Property;

(v)	the Factoring Agreements, with evidence that the Factoring Agreements have or will in connection with the first Utilisation under the Agreement be registered with their intended priority in the Registry of Moveable Property;

(vi)	the Mortgage over the Deep Endeavour, and deed of covenants collateral thereto, with evidence that the Mortgage over the Deep Endeavour has or will in connection with the first Utilisation under the Agreement be registered with its intended priority in the Ship Registry;

(vii)	the Pledges of Shares, with evidence that the Pledges of Shares have or will in connection with the first Utilisation under the Agreement be acknowledged by the Group Companies whose shares have been pledged;

(viii)	the Declaration of Pledge; and

(ix)	extracts of the shareholder’s registers of the Group Companies.
3. Transaction Documents
Certified copies of ach of the following documents to be presented to the Agent prior to the first Utilisation Date:
(i)	the Investment Plan;
4. Other Documents
Certified copies of ach of the following documents to be presented to the Agent prior to the first Utilisation Date:
(i)	a legal opinion in favour of the Lenders in respect of any relevant jurisdiction;

(ii)	any documents required by the Lenders pursuant to any “Know your customer” checks; and

(iii)	such other documents and evidence that the Agent may require.
PART II –UTILISATION OF THE FACILITIES
1. Corporate Documents
Certified copies of ach of the following documents to be presented to the Agent prior to the relevant Utilisation Date under a Facility:
1.1	The Borrower (if required by the Agent in its sole, unconditional opinion):
(a)	Articles of Association or similar;

(b)	Certificate of Incorporation or similar;

(c)	Resolution of the board of directors resolving to execute the relevant Security Documents and any other document in relation thereto;

(d)	Power of Attorney.
2. Finance Documents
Each of the following documents to be presented to the Agent in original prior to the relevant Utilisation Date under a Facility, duly signed and executed by the relevant parties together with any other documents referred to therein duly executed by the relevant parties:
(i)	a Utilisation Request;

(ii)	such Security Documents as in the Agent in its sole, unconditional opinion may require.
3. Other Documents
Certified copies of ach of the following documents to be presented to the Agent prior to the relevant Utilisation Date under a Facility:

(i)	evidence that the relevant Utilisation is made in accordance with the purpose of the relevant Facility; and

(ii)	such documents and evidence that the Agent in its sole, unconditional opinion may require.

EXECUTION PAGE
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered the day and the year first above written.

SIGNED	SIGNED
SPAREBANK 1 SR-BANK	DEEP OCEAN ASA
as Agent and Lender	as Borrower